Exhibit 10.1

AMENDMENT

TO THE PERKINELMER, INC.

1998 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to the authority reserved to the Compensation and Benefits Committee (the “Committee”) of PerkinElmer, Inc., a Massachusetts corporation (the “Company”), under Section 17 of the EG&G, Inc. 1998 Employee Stock Purchase Plan (the “Plan”) and the Committee Charter, the Committee hereby amends the Plan as follows, effective as of July 1, 2005:

1. Any references in the Plan to “EG&G, Inc.”, including, without limitation, in the title and preliminary paragraph thereof, are hereby deleted and replaced with “PerkinElmer, Inc.”

2. The first and second paragraphs of Section 9 of the Plan are deleted in their entirety and replaced with the following:

“On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Offering Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) the largest number of whole shares of Common Stock of the Company as does not exceed the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Offering Period; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

The Committee shall determine the Option Price for each Offering Period, including whether such Option Price (i) shall be determined based on the lesser of the closing price of the Common Stock on the first business day of the Offering Period or on the Exercise Date, or (ii) shall be determined based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. With respect to Offering Periods commencing on or after July 1, 2005, the Option Price shall be 95% of the closing price of the Common Stock on the Exercise Date, unless a different Exercise Price is established by the Committee prior to the Offering Commencement Date of the Offering Period to which such Exercise Price is to apply. “Closing price” shall be the closing price on the New York Stock Exchange. If no sales of Common Stock were made on such a day, the closing price shall be the reported closing price for the next preceding day on which sales were made.”

With the exception of these amendments, all other provisions of the Plan are hereby ratified and confirmed as continuing in full force and effect.

ADOPTED by the Compensation and Benefits Committee on April 7, 2005.

/s/ RICHARD F. WALSH
Senior Vice President PerkinElmer, Inc.